                                                                      EXHIBIT 12


                   KEYSTONE CONSOLIDATED SUBSIDIARIES, INC.
                               AND SUBSIDIARIES

        STATEMENTS REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES

     FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, 1994, 1995 AND 1996 AND
                  NINE MONTHS ENDED SEPTEMBER 30 1996 AND 1997
                         (In Thousands Except Ratios)

                                                                                                   Nine Months Ended
                                                   Year Ended December 31,                           September 30,
                                  -------------------------------------------------------         ------------------
                                  1992        1993         1994         1995         1996         1996          1997
                                  ----        ----         ----         ----         ----         ----          ----
Earnings:
  Net income
   before changes in
   accounting principles......  $  5,146     $   749    $  7,561      $  4,887     $  2,584     $    465      $  9,670
  Provision for income
   taxes......................     3,194         381       4,828         3,191        1,656          319         5,481
  Fixed charges...............     3,069       6,600      (1,003)        3,702        4,160        2,973         5,515
  Capitalized interest........       (33)        (25)       (162)         (317)        (419)        (296)         (396)
  Equity in earnings
   of joint venture...........        --          --         (21)         (225)        (125)        (139)         (307)
                                --------     -------    --------      --------     --------     --------      --------
                                $ 11,376     $ 7,705    $ 11,203      $ 11,238     $  7,856     $  3,322      $ 19,963
                                ========     =======    ========      ========     ========     ========      ========

  Fixed charges --
   Interest expense...........  $  3,069     $6,600     $ (1,003)     $  3,702     $  4,160     $  2,973      $  5,515
                                ========     =======    ========      ========     ========     ========      ========

  Ratio of earnings
   to fixed charges...........       3.7x        1.2x         --           3.0x         1.9x         1.1x          3.6x
                                ========     =======    ========      ========     ========     ========      ========

  Pro Forma
   Earnings:
    Net income (loss).........                                                     $ (1,046)    $ (2,327)     $  8,122
    Provision (benefit)
     For income losses........                                                         (665)      (1,466)        4,491
    Fixed charges...............                                                     10,111        7,549         8,053
    Capitalized interest........                                                       (419)        (296)         (396)
    Equity in earnings
     of joint venture..........                                                        (125)        (139)         (307)
                                                                                   --------     --------      --------
                                                                                   $  7,856     $  3,321      $ 19,963
                                                                                   ========     ========      ========

  Fixed charges --
   Interest expense...........                                                     $ 10,111      $ 7,549      $  8,053
                                                                                   ========     ========      ========

  Ratio of earnings to
   fixed charges..............                                                           -- (1)       -- (1)       2.5x
                                                                                   ========     ========      ========

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(1)     The Company's pro forma earnings were insufficient to cover total pro forma fixed charges in 1996 and the nine months ended
        September 30, 1996. The pro forma coverage deficiency in 1996 and the nine months ended September 30, 1996 was $2.3 million and $4.2 million, respectively.